SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 2-77085

                      SOUTHWARD VENTURES DEPOSITARY TRUST
 ..............................................................................
             (Exact name of registrant as specified in its charter)

                          c/o Gino J. DiMarco, Trustee
                           2499 Glades Road, Suite 203
                            Boca Raton, Florida 33431
                             Phone No.: 561 347 8663
 ..............................................................................
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Units of Beneficial Interest
 ..............................................................................
            (Title of each class of securities covered by this Form)

                                      None
 ...............................................................................
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

       Rule 12g-4(a)(1)(i)  [X] Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ] Rule 15d-6           [ ]
       Rule 12h-3(b)(1)(i)  [ ]

 Approximate number of holders of record as of the certification or notice date:
                                       212

         Pursuant to the requirements of the Securities Exchange Act of 1934, Southward Ventures Depositary Trust (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 8, 1999
                                             Southward Ventures Depositary Trust
                                             By: /s/ GINO J. DIMARCO, TRUSTEE
                                                 -------------------------------
                                                     Gino J. DiMarco, Trustee

INSTRUCTIONS: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. it may be signed by an officer of the registrant, by counsel or any other duly authorized person.